CDC IXIS INTERNATIONAL EQUITY FUND

Interim Advisory Agreement


	"AGREEMENT made the 26th day of August 2004, by and between " "Loomis Sayles Funds II, a Massachusetts business trust (the Fund), " with respect to its CDC IXIS International Equity Fund series
"(the Series), and CDC IXIS Asset Management Advisers, L.P., a "
Delaware limited partnership (the Manager).

WITNESSETH:

	"WHEREAS, the Fund and the Manager wish to enter into an " agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Series;

	"NOW, THEREFORE, in consideration of the premises and "
"covenants hereinafter contained, the parties agree as follows:"

1	(a)	The Fund hereby employs the Manager to furnish the
Fund with Portfolio Management Services (as defined in Section 2 hereof) and Administrative Services (as defined in Section 3 "hereof), subject to the authority of the Manager to delegate any " or all of its responsibilities hereunder to other parties as provided in Sections 1(b) and (c) hereof. The Manager hereby "accepts such employment and agrees, at its own expense, to " furnish such services (either directly or pursuant to delegation to other parties as permitted by Sections 1(b) and (c) hereof)
"and to assume the obligations herein set forth, for the " "compensation herein provided; provided, however, that the Manager " shall have no obligation to pay the fees of any Sub-Adviser (as "defined in Section 1(b) hereof), to the extent that the Fund has " "agreed, under any contract to which the Fund and the Sub-Adviser " are parties (a Sub-Advisory Agreement) to pay such fees. The "Manager shall, unless otherwise expressly provided or authorized, " have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

	(b)	The Manager may delegate any or all of its
responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) "to one or more other parties (each such party, a Sub-Adviser), " pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the Investment Company Act of 1940 and the rules thereunder (the 1940 Act) applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the trustees of the Fund and the shareholders of "the Series), subject, however, to such exemptions as may be " granted by the Securities and Exchange Commission. Any Sub-Adviser may (but need not) be affiliated with the Manager. If different Sub-Advisers are engaged to provide Portfolio Management Services "with respect to different segments of the portfolio of the Series, " "the Manager shall determine, in the manner described in the " "prospectus of the Series from time to time in effect, what portion " of the assets belonging to the Series shall be managed by each Sub-Adviser.

	(c)	The Manager may delegate any or all of its
responsibilities hereunder with respect to the provision of Administrative Services to one or more other parties (each such "party, an Administrator) selected by the Manager. Any " Administrator may (but need not) be affiliated with the Manager.

	2	"As used in this Agreement, Portfolio Management "
Services means management of the investment and reinvestment of the "assets belonging to the Series, consisting specifically of the " following:

	(a)	"obtaining and evaluating such economic, statistical "
and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Series in accordance with the Series investment objectives and policies;

	(b)	taking such steps as are necessary to implement
the investment policies of the Series by purchasing and selling of "securities, including the placing of orders for such purchase and " sale; and

	(c)	regularly reporting to the Board of Trustees of
the Fund with respect to the implementation of the investment policies of the Series.

	3	"As used in this Agreement, Administrative "
"Services means the provision to the Fund, by or at the expense of " "the Manager, of the following:"

	(a)	office space in such place or places as may be
"agreed upon from time to time by the Fund and the Manager, and "
"all necessary office supplies, facilities and equipment;"

	(b)	necessary executive and other personnel for
 managing the affairs of the Series (exclusive of those related "to and to be performed under contract for custodial, transfer, " dividend and plan agency services by the entity or entities selected to perform such services and exclusive of any managerial functions described in Section 4);

	(c)	"compensation, if any, of trustees of the Fund "
"who are directors, officers or employees of the Manager, any " Sub-Adviser or any Administrator or of any affiliated person "(other than a registered investment company) of the Manager, " any Sub-Adviser or any Administrator; and

	(d)	supervision and oversight of the Portfolio
"Management Services provided by each Sub-Adviser, and oversight " of all matters relating to compliance by the Fund with applicable "laws and with the Series investment policies, restrictions and " "guidelines, if the Manager has delegated to one or more " Sub-Advisers any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services.

	4	Nothing in section 3 hereof shall require the
"Manager to bear, or to reimburse the Fund for:"

	(a)	any of the costs of printing and mailing the
items referred to in sub-section (n) of this section 4;

	(b)	"any of the costs of preparing, printing and "
distributing sales literature;

	(c)	compensation of trustees of the Fund who are not
"directors, officers or employees of the Manager, any Sub-Adviser " or any Administrator or of any affiliated person (other than a "registered investment company) of the Manager, any Sub-Adviser " or any Administrator;

	(d)	"registration, filing and other fees in connection "
with requirements of regulatory authorities;

	(e)	the charges and expenses of any entity appointed
"by the Fund for custodial, paying agent, shareholder servicing " and plan agent services;

	(f)	charges and expenses of independent accountants
retained by the Fund;

	(g)	charges and expenses of any transfer agents and
registrars appointed by the Fund;

	(h)	brokers commissions and issue and transfer taxes
chargeable to the Fund in connection with securities transactions to which the Fund is a party;

	(i)	"taxes and fees payable by the Fund to federal, "
state or other governmental agencies;

	(j)	any cost of certificates representing shares of
the Fund;

	(k)	legal fees and expenses in connection with the
"affairs of the Fund, including registering and qualifying its " shares with Federal and State regulatory authorities;

	(l)	expenses of meetings of shareholders and trustees
of the Fund;

	(m)	"interest, including interest on borrowings by the "
Fund;

	(n)	"the costs of services, including services of "
"counsel, required in connection with the preparation of the Funds " "registration statements and prospectuses, including amendments and " "revisions thereto, annual, semiannual and other periodic reports of " "the Fund, and notices and proxy solicitation material furnished to " shareholders of the Fund or regulatory authorities; and

	(o)	"the Funds expenses of bookkeeping, accounting, "
"auditing and financial reporting, including related clerical " expenses.

	5	All activities undertaken by the Manager or any
Sub-Adviser or Administrator pursuant to this Agreement shall at all times be subject to the supervision and control of the Board
"of Trustees of the Fund, any duly constituted committee thereof or " any officer of the Fund acting pursuant to like authority.

	6	The services to be provided by the Manager and any
Sub-Adviser or Administrator hereunder are not to be deemed exclusive and the Manager and any Sub-Adviser or Administrator shall be free "to render similar services to others, so long as its services " hereunder are not impaired thereby.

	7	"As full compensation for all services rendered, "
"facilities furnished and expenses borne by the Manager hereunder, the " Fund shall pay the Manager compensation in an amount equal to (x) the annual rate of 0.75% (or such lesser amount as the Manager may from "time to time agree to receive) minus (y) any fees payable by the Fund, " "with respect to the period in question, to any one or more Sub-Advisers " pursuant to any Sub-Advisory Agreements in effect with respect to such period. Such compensation shall be payable monthly in arrears
"or at such other intervals, not less frequently than quarterly, as " the Board of Trustees of the Fund may from time to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Funds obligation to pay such compensation is binding only on the assets and property belonging to the Series.

	8	If the total of all ordinary business expenses of
the Fund as a whole (including investment advisory fees but excluding "interest, taxes, portfolio brokerage commissions, distribution-related " expenses and extraordinary expenses) for any fiscal year exceeds the lowest applicable percentage of average net assets or income limitations prescribed by any state in which shares of the Series are qualified for "sale, the Manager shall pay such excess. Solely for purposes of applying " "such limitations in accordance with the foregoing sentence, the Series " and the Fund shall each be deemed to be a separate fund subject to such limitations. Should the applicable state limitation provisions fail to specify how the average net assets of the Fund or belonging to the "Series are to be calculated, that figure shall be calculated by " "reference to the average daily net assets of the Fund or the Series, " as the case may be.

	9	"It is understood that any of the shareholders, trustees, "
"officers, employees and agents of the Fund may be a shareholder, director, " "officer, employee or agent of, or be otherwise interested in, the Manager, " "any affiliated person of the Manager, any organization in which the " Manager may have an interest or any organization which may have an interest "in the Manager; that the Manager, any such affiliated person or any such " organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement
"and Declaration of Trust of the Fund, the partnership agreement of the " Manager or specific provisions of applicable law.

	10	This Agreement shall become effective as of the date of
"its execution, and"

	(a)	"unless otherwise terminated, this Agreement shall continue "
in effect from the date in the first paragraph of this Agreement until the earlier of: (a) the expiration of the time period provided by Rule 15a-4 under the 1940 Act; or (b) this Agreement is replaced by a new Advisory Agreement approved by (i) vote of a majority of the trustees of the Trust "who are not interested persons of the Trust, the Manager or the " "Sub-Adviser, cast in person at a meeting called for the purpose of voting " on such approval and (ii) by the vote of a majority of the outstanding voting securities of the Series;

	(b)	this Agreement may at any time be terminated on sixty
days written notice to the Manager either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series;

	(c)	this Agreement shall automatically terminate in the event
of its assignment;

	(d)	this Agreement may be terminated by the Manager on ninety
days written notice to the Fund;

	Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

	11	This Agreement may be amended at any time by mutual consent
"of the parties, provided that such consent on the part of the Fund shall " have been approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the "Fund who are not interested persons of the Fund or the Manager, cast in " person at a meeting called for the purpose of voting on such approval.

	12	"For the purpose of this Agreement, the terms vote of a "
"majority of the outstanding voting securities, interested person, " affiliated person and assignment shall have their respective meanings "defined in the 1940 Act, subject, however, to such exemptions as may be " granted by the Securities and Exchange Commission under the 1940 Act. "References in this Agreement to any assets, property or liabilities " belonging to the Series shall have the meaning defined in the Funds Agreement and Declaration of Trust as amended from time to time.

	13	"In the absence of willful misfeasance, bad faith or "
"gross negligence on the part of the Manager, or reckless disregard of " "its obligations and duties hereunder, the Manager shall not be subject " "to any liability to the Fund, to any shareholder of the Fund or to any " "other person, firm or organization, for any act or omission in the course " "of, or connected with, rendering services hereunder."

	14	"In accordance with Regulation S-P, if non-public personal "
information regarding either partys customers or consumers is disclosed
"to the other party in connection with this Agreement, the party receiving " such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

	"IN WITNESS WHEREOF, the parties hereto have executed this " Agreement on the day and year first above written.


LOOMIS SAYLES FUNDS II
on behalf of its CDC IXIS International Equity Fund series



By: 	________________________________
Name:	John T. Hailer
Title:	President


"CDC IXIS ASSET MANAGEMENT ADVISERS, L.P."

"By CDC IXIS Asset Management Distribution Corporation, its general partner"


By: 	________________________________
Name:	John T. Hailer
Title:	Executive Vice President
















NOTICE

	A copy of the Agreement and Declaration of Trust establishing Loomis Sayles Funds II (the Fund) is on file with the Secretary of "The Commonwealth of Massachusetts, and notice is hereby given that " this Agreement is executed with respect to the Funds CDC IXIS International Equity Fund series (the Series) on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not "binding upon any of the trustees, officers or shareholders " individually but are binding only upon the assets and property belonging to the Series.